                            SCHEDULE 14A INFORMATION
               Consent Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:
|_|      Preliminary Consent Statement
|_|      Definitive Consent Statement
|X|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Northstar Health Services, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Thomas W. Zaucha
                  (Name of Person(s) Filing Consent Statement)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:



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                                THOMAS W. ZAUCHA

                      COMMITTEE TO PROTECT NORTHSTAR HEALTH
                              100 LAFAYETTE CIRCLE
                           INDIANA, PENNSYLVANIA 15701


                                                        MARCH 13, 1997


DEAR FELLOW STOCKHOLDER:


                   BOARD SPENDING $750,000 TO SAVE THEIR JOBS!

         Brody, Smallacombe and their fellow directors Jarrett, Pesci and Watson have finally spoken. In a preliminary filing with the SEC, dated March 7, they propose spending $750,000 of Company money --YOUR COMPANY'S MONEY-- in an attempt to prevent you from voting them out of office. In fact, in the same document, they admit to already having spent $250,000. By way of comparison, H.F. Ahmanson, which is currently seeking to acquire Great Western Financial from its 160,000 shareholders for more than $6 billion, has stated in public documents that it has budgeted a total of $750,000 for its entire proxy contest.

                        $750,000 PLUS "FEES" OF $560,000
                      EQUALS 8% OF NORTHSTAR'S MARKET CAP!

         Remember-- Brody and Smallacombe have raked in an astonishing $560,000 worth of consulting and other fees for themselves in just the past 10 months. Those fees together with their $750,000 campaign costs total $1.3 million-- 8% of Northstar's $16 million current market cap. Apparently, these two will spend whatever it takes to protect their lucrative positions.

                       DON'T LET THEM SPEND ANOTHER DIME.
                              VOTE THEM OUT TODAY!

         Please SIGN, DATE and MAIL your BLUE consent card today. The sooner you do so, the sooner we can stop Brody and Smallacombe from draining your Company's treasury to pay for their outlandish consulting fees and proxy expenses and from diluting your shareholdings with their outrageous stock options.

                                 TRUTH VS. LIES

         I would like to take this opportunity to refute a false rumor that I understand Brody and Smallacombe have been spreading: that I intend to "fire sale" our Company. This is completely untrue. My strategy for Northstar's future is one of soundly-financed growth. While I and the new Board will always be ready to consider the possibility of selling Northstar when the time and price are right, there is no plan or proposal for any such transaction now, and there is considerable work to be done on the audit, litigation and recapitalization fronts before such a possibility can even be considered. No one has a bigger stake in Northstar than I do, and the Keystone merger, in which I acquired substantially all of my interests, valued Northstar at $5.90 per share. Northstar stockholders can count on me and the new Board to make long-term shareholder value Northstar's primary objective.



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                                 TIME IS SHORT!

         We need your signed consent before March 21, 1997. I am enclosing another BLUE consent card. If you have not yet voted, please do so TODAY. If you have previously voted, do so again to be certain your vote is counted. Don't worry, it cannot be double-counted. If you have any questions about the mechanics of getting your consent card in, please call MacKenzie Partners, Inc., which is assisting the Committee in this matter, toll free at (800) 322-2885 or
(212) 929-5500 collect.

                                                        Very truly yours,



                                                        THOMAS W. ZAUCHA
                                                        COMMITTEE TO PROTECT
                                                        NORTHSTAR HEALTH